THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED.
Pro-Rata Restricted Performance Share Unit Award Overview — United States
Fiscal 2007

HIGHLIGHTS OF THE AWARD
This Overview is qualified in its entirety by reference to the Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department or by logging on to the Intranet at http://poloexpress.polo.com. Once on the Polo home page, on the left hand side choose:
Tools & Resources → Human Resources → Benefits → Stock Plan Summaries → Long-Term Stock Incentive Plan Summary or →Long-Term Stock Incentive Plan Memorandum
OVERVIEW
The Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as amended and restated as of August 12, 2004, “the Plan”) authorizes the Compensation Committee of the Board of Directors to grant equity awards to officers and other employees of the Company and its subsidiaries. The Plan is designed to give you, our most influential employees, a direct stake in our success. The Plan aligns your interests with shareholders’ interests in achieving financial goals.
As the recipient of a Restricted Performance Share Unit (RPSU) award, you have the opportunity to receive shares of Polo Ralph Lauren Class A Common Stock (traded on the New York Stock Exchange under the symbol RL), at a later date based on Company results.
As determined by the Compensation Committee, the Corporation may grant one or more types of RPSUs. This Overview describes one type of RPSU that has three-year pro-rata vesting (“Pro-Rata RPSU”), and the potential benefits this award has for you.
AWARD OBJECTIVES
The objectives of the award are to:
1.	Motivate you to help the Company achieve performance goals by linking equity-based compensation to Corporate results.

2.	Continue to attract and retain individuals of superior talent to support the Corporation’s ongoing success.

PLAN ADMINISTRATION
Polo Ralph Lauren’s Human Resources Department administers the Pro-Rata RPSU Award Program. Record keeping for Pro-Rata RPSU awards is performed by Merrill Lynch. You must have an open brokerage account at Merrill Lynch in order to facilitate distribution of your vested Pro-Rata RPSUs. You can contact a Merrill Lynch representative at 1-877-765-POLO to open an account or login at www.benefits.ml.com.
The Company’s Board of Directors reserves the right to amend, modify or terminate the Plan at any time. No such amendment to the Plan would adversely affect any Pro-Rata RPSU awards then outstanding.
If you have any questions after reading this Overview, please consult the Memorandum to Participants (available on the Intranet as noted above) or the Corporate Compensation Department.
WHO IS ELIGIBLE TO RECEIVE A GRANT?
Equity awards, including Pro-Rata RPSU awards, are granted to individuals in key executive positions that have a significant impact on the strategic direction and business results of the Company. Individuals in designated positions may receive an equity award each year.
Guidelines have been established for the number and type of equity awards that eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of Polo Ralph Lauren stock.
Please note that the guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given year or guarantee the type or the size of any grant, if a grant is made.
Also, an eligible Polo Ralph Lauren employee who receives an Improvement Needed (I) or Unsatisfactory (U) rating on his/her annual performance appraisal is not eligible for an equity award in the fiscal year following that performance appraisal period.
VALUE OF RESTRICTED PERFORMANCE SHARE UNITS
Pro-Rata RPSUs can make you an owner of Polo Ralph Lauren stock. Unlike stock options, the value is not dependent on an increase in the price of Polo Ralph Lauren stock after the award date; however, an increase in the stock price does increase the value of the award. In the following hypothetical example, we are not forecasting growth in the Company’s stock price, but merely illustrating both the original award value and the opportunity for gains based on potential rates of appreciation in the price of the stock.

The example assumes a grant of 450 Pro-Rata RPSUs. At a stock price of $55 when the grant was made, the value of the underlying shares of Polo Ralph Lauren stock was $24,750 when granted. Any increase in the stock price above the price of the stock on the grant date increases the value of the award as shown below.
POTENTIAL VALUE INCREASE
Award of 450 PRO-RATA RPSUs with $55 Price at Grant Date

		If Stock Price Reaches:
	Number of Shares	$55	$58	$60	$62
Value (assumes all
shares granted have vested)	450	$24,750	$26,100	$27,000	$27,900
Note: Value is before tax and shares will be withheld in satisfaction of withholding taxes.
GRANT AMOUNT AND VESTING
The number of units in a Pro-Rata RPSU award is set as of the grant date. The award will vest over a three-year period with each third of the award having an annual Corporate performance goal associated with it. One third of the Pro-Rata RPSUs granted in fiscal 2007 will vest each year after the end of fiscal 2007, fiscal 2008 and fiscal 2009 subject to achievement of the applicable annual performance goal.
The Corporate performance measures(s) are established by the Compensation Committee at the time of the grant, and may include (among others) one or more of the following:
•	Net Earnings or Net Income (before or after taxes)

•	Basic or Diluted Earnings Per Share

•	Net Operating Profit

•	Net Revenue or Net Revenue Growth

•	Gross Profit or Gross Profit Growth

•	Return on Assets
Once a Pro-Rata RPSU award is granted, the performance measure(s), vesting and payout schedule will not be modified during the award term, although the fiscal year performance goal associated with the performance measure for each one-third of the grant is set by the Compensation Committee annually. For any future awards granted, the Compensation Committee may change the performance measure(s) and associated goals, and the vesting and payout schedule. In calculating performance against the goal for any fiscal year, the Corporate results may be adjusted to exclude the effects of certain events and transactions as specified by the Committee at the time of grant.

For Fiscal 2007 Pro-Rata RPSUs, the performance measure is Net Income Before Income Tax. This performance measure is also used for the Executive Incentive Plan (EIP). The performance level that must be achieved for one-third of the Fiscal 2007 Pro-Rata RPSUs to vest is Threshold, which is 80% of the Target net income before tax. The EIP goal range is communicated in your Total Executive Compensation package.

		Performance	Performance
Grant Date	Vesting	Period	Measure and Level of Achievement
FY07 (June 2006	1st third of Award	Fiscal 2007	Net Income Before Income Tax (NIBT) at Threshold (80% of Target)
grant date)	2nd third of Award	Fiscal 2008	Net Income Before Income Tax (NIBT) at Threshold (80% of Target)
	Final third of Award	Fiscal 2009	Net Income Before Income Tax (NIBT) at Threshold (80% of Target)

     The payout provisions for the Fiscal 2007 Pro-Rata RPSU grants will be as follows:

% of Fiscal Year		% of Shares
Goal Achieved	Performance Level	Vested

Less than 80% of Corporate NIBT Target	Below Threshold	0

80% or better of Corporate NIBT Target	Threshold or above	100%
•	If the level of performance achieved is at or above the NIBT Threshold (80% of Target) in any given year, then the one-third of the Pro-Rata RPSUs eligible to vest for that fiscal year will vest, and actual shares of Polo Ralph Lauren stock will be distributed to you.

•	If the level of performance is below Threshold for that fiscal year, the Pro-Rata RPSUs that would have been eligible for vesting in that fiscal year will be forfeited, and there is no opportunity to earn them in other years. However, vesting opportunities for subsequent years will not be impacted, regardless of whether the performance Threshold is met for the current year.
Vesting of Pro-Rata RPSUs will typically occur in June but may occur earlier or later.

Ownership of Polo Ralph Lauren Shares
If Threshold or better Corporate performance is achieved, participants will receive shares of stock. You will own the shares and as a shareholder of Polo Ralph Lauren, you will have voting rights, and you will receive dividends. Dividends are not earned on Pro-Rata RPSUs. Dividends will accrue and be paid only after vesting occurs and actual shares are distributed to the participant.

EXAMPLES
A Pro-Rata RPSU award granted in fiscal 2007 will vest in equal installments over three fiscal years, subject to achievement of Threshold or better performance against the Corporate NIBT goal in each of the fiscal years 2007, 2008 and 2009.
Example 1 — Fiscal 2007 Award and Shares Vested with Various Performance Levels in following years
FY07 Grant (June 2006)
450 Pro-Rata RPSUs Granted

	# Pro-Rata			# Pro-Rata
	RPSUs	Performance		RPSUs
Performance	Eligible to	Level	Vesting	Vested and	Date of
Period	Vest	Achieved [1]	Percentage	Delivered	Vesting
FY07	150	Threshold	100%	150	June 2007
FY08	150	Below Threshold	0%	0	N/A
FY09	150	Threshold	100%	150	June 2009
Totals	450			300

[1]	Threshold refers to attaining at least 80% of the Corporate NIBT goal.
Additionally, beginning with fiscal 2008, depending on grants received, more than one Pro-Rata RPSU award will be eligible to vest each year, as shown below:
Example 2 — Multiple Awards with Shares Eligible to Vest

	# of Pro-Rata
	RPSUs	1/3 of Pro-Rata RPSU Eligible to Vest[1]
Year Granted	Granted	June 2007	June 2008	June 2009
FY07	450	150	150	150
June 2006
FY08	480	—	160	160
June 2007
FY09	420	—	—	140
June 2008
Total Pro-Rata	1,350	150	310	450
RPSUs
Note: Additional Pro-Rata RPSUs may vest in future years.

[1]	If at least Threshold (80% of Target) Corporate performance is achieved

TAX CONSEQUENSES AT VESTING
The value of the shares at vesting will be subject to federal, state, and local taxes. See Page 9 for further information.
SELLING YOUR SHARES
When shares acquired through vesting of a Pro-Rata RPSU award are sold at a later date, you can benefit from any additional price appreciation that occurred after the date the units were vested and distributed. Note that you may have additional tax liability when shares are sold. Shares received from a Pro-Rata RPSU award may be sold at any time, except when such sale would be considered insider trading or during those “Blackout” periods specified by the Company’s Securities Trading Policy (see Page 10). Executive Officers, however, may sell shares only pursuant to SEC Rule 144 or another applicable exception under the Securities Act of 1933, as amended.

IF YOU LEAVE THE COMPANY
The following chart explains what happens if you leave Polo Ralph Lauren.
IMPACT ON PRO-RATA RESTRICTED PERFORMANCE SHARE UNIT AWARDS

Event	Status of Awards
Retirement Beginning at age 55 Disability Death	•	In the fiscal year of retirement, disability or death, a pro-rated1 number of the Pro-Rata RPSUs for that fiscal year will be determined and will vest at their normal vesting date, assuming Threshold or better Corporate performance is achieved. If Corporate performance does not reach the Threshold level, then the pro-rated RPSUs will be forfeited.

	•	All remaining Pro-Rata RPSUs (for that fiscal year and any other fiscal years remaining) are forfeited.

Involuntary Termination (without cause)	•	All unvested Pro-Rata RPSUs are forfeited.

Dismissal for Cause	•	All vested Pro-Rata RPSUs not yet distributed are forfeited.

	•	All unvested Pro-Rata RPSUs are forfeited.

Voluntary Resignation	•	All unvested Pro-Rata RPSUs are forfeited.

[1]	For purposes of the Pro-Rata RPSU program, the pro-rated portion will be determined by taking the number of months worked in the fiscal year, dividing it by 12, and then multiplying the resulting decimal by the number of Pro-Rata RPSUs scheduled to vest for that fiscal year.
Once Pro-Rata RPSUs have vested and a participant receives shares of Polo Ralph Lauren stock from any Pro-Rata RSPU award, the participant retains all rights to those shares.

TAX LIABILITY
The following statements regarding United States federal income tax consequences of the grant and vesting of Pro-Rata Restricted Performance Share Unit awards under the Plan should be read in conjunction with the “Federal Income Tax Consequences” section of the Memorandum to Participants in the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan and are not intended to be a complete summary of applicable law, nor do they address state, local or non-U.S. tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the specific circumstances of such participant. For these reasons, participants are urged to consult their tax advisors with respect to the consequences of their participation in the Plan.
AT GRANT
No United States federal income tax is owed at grant.
AT VESTING
You must have an open brokerage account at Merrill Lynch in order to receive vested Pro-Rata RPSUs.
United States federal income tax is owed on the value of the shares of Polo Ralph Lauren stock, if any, to be distributed upon vesting of any Pro-Rata RPSUs.
In the example above, for an award of 450 Pro-Rata RPSUs, 150 shares would be eligible to vest one year after grant if Threshold or better Corporate performance has been achieved. If the stock price was $55 on the vesting date, the value of 150 Pro-Rata RPSUs at $55 per share would be $8,250, so that amount would be subject to federal income taxes. In addition, the value will be subject to state and local taxes, as well as Federal Insurance Contributions Act (FICA) tax to the extent applicable.
A participant will automatically have a portion of their shares sold (a whole number of shares only) and the proceeds used to satisfy applicable federal, state, and local payroll and income tax withholding requirements. However, the amount withheld for taxes may be less than a participant’s actual federal, state or local income tax liabilities because a participant’s individual tax rate may exceed required withholding rates. As a result, participants may wish to consult with their tax advisors regarding their individual tax liability.
Any income generated from the vesting and payout of a Pro-Rata RPSU award must be reported as income to the Internal Revenue Service (IRS) and will therefore be included on the W-2 form received the following January.
SALE OF SHARES SUBSEQUENT TO DISTRIBUTION
Please consult the Memorandum to Participants and your own tax advisor.

OTHER IMPORTANT PLAN INFORMATION
INSIDER TRADING
As provided in the Polo Ralph Lauren Employee Handbook, employees are prohibited by law from buying or selling stock if an employee has or is aware of any material, non-public information about Polo Ralph Lauren. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of RL stock — either positively or negatively — or affect a person’s decision to buy, hold or sell stock.
Examples of what might be considered “insider information” include but are not limited to the following:
•	Earnings or other financial information;

•	Changes in dividend policy;

•	Stock splits;

•	Mergers and acquisitions;

•	Major new contracts or product-line introductions;

•	Litigation involving substantial amounts of money; or

•	Changes in management
These insider-trading rules are applicable to employees of Polo Ralph Lauren and its related companies worldwide.
COMPANY BLACKOUT PERIODS
To avoid even the appearance of “insider trading,” our Company’s policy prohibits members of the Board of Directors and all employees from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers buying or selling shares, including shares received upon the vesting of Pro Rata RPSUs. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The “blackout periods” are announced at the start of each year. In addition, the Board of Directors, officers (any employee who is a Vice President or above), and employees in the Finance and Legal departments must clear all trades with the Corporate Counsel, whether they occur within a blackout period or not.

ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s common stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:
•	“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months and ideally longer. (Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. The receipt of shares pursuant to the vesting of Pro-Rata RPSU awards is not considered a purchase under the SEC’s rule.)
•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery.)
•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time.)
CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL
All transactions in Company stock (purchases, sales, transfers, etc.) by members of the Board of Directors, officers (any employee who is a Vice President or above), and personnel in the Finance and Legal departments must be cleared by the Corporate Counsel. If you contemplate a transaction, you must contact the Corporate Counsel at (212) 705-8280 before contacting Merrill Lynch or taking any other step to initiate a transaction.

In the event of any discrepancy between the terms of the Plan and the Pro-Rata RPSU Overview, the terms of the Plan will govern. A copy of the official Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan is available from your Human Resources department or you may log on to the Intranet at http://poloexpress.polo.com.